Exhibit 2.2

January 17, 2012

To:
Jazz Pharmaceuticals plc (f/k/a Azur	Seamus Mulligan
Pharma Public Limited Company)	Woodlands, Barrymore
45 Fitzwilliam Square	Athlone Co., Roscommon
Dublin 2, Ireland	Ireland

RE: Agreement and Plan of Merger and Reorganization, dated September 19, 2011

Reference is made to that Agreement and Plan of Merger and Reorganization, dated September 19, 2011, by and among Azur Pharma Public Limited Company, a company formed under the laws of Ireland (registered number 399192) whose registered address is 1 Stokes Place, St. Stephen’s Green, Dublin 2, Ireland (“Azur”), Jaguar Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Azur, Jazz Pharmaceuticals, Inc., a Delaware corporation (“Jazz Pharmaceuticals”) and Seamus Mulligan (“Mulligan”), solely in his capacity as the representative for the Indemnitors (the “Merger Agreement”).

In accordance with Sections 11.8 and 5.3(a) of the Merger Agreement, each of the parties to the Merger Agreement hereby agrees to amend and restate Exhibit A to Schedule I in its entirety and replace it with “Exhibit A – Schedule I” attached hereto and Exhibit A to Schedule I of the Merger Agreement is hereby so amended and restated. Except as expressly set forth herein, the terms and conditions of the Merger Agreement shall remain in full force and effect.

In addition, reference is hereby made to that certain Deed of Covenant, dated September 19, 2012, among Azur, Jazz Pharmaceuticals, Mulligan and the other individuals parties thereto (the “Deed”). The undersigned parties hereby agree that, notwithstanding Section 2.1.5 of the Deed, the Covenantors (as defined in the Deed) shall be deemed to be in compliance with such Section 2.1.5 if they deliver their Escrow Shares into the Escrow Account in accordance with the terms of the Escrow Agreement within ten (10) Business Days following the Closing Date.

JAZZ PHARMACEUTICALS, INC.

By:	/s/ Bruce C. Cozadd
Name:	Bruce C. Cozadd
Title:	Chairman & Chief Executive Officer

[LETTER AMENDMENT TO MERGER AGREEMENT]

AGREED AND ACKNOWLEDGED:

JAZZ PHARMACEUTICALS PLC

By:	/s/ D. Brabazon
Name:	David Brabazon
Title:	Chief Financial Officer

JAGUAR MERGER SUB INC.

By:	/s/ D. Brabazon
Name:	David Brabazon
Title:	Treasurer and Secretary

SEAMUS MULLIGAN, AS THE INDEMNITORS’ REPRESENTATIVE

/s/ Seamus Mulligan

[LETTER AMENDMENT TO MERGER AGREEMENT]

EXHIBIT A

TO SCHEDULE I

As of immediately prior to Closing (after giving effect to the exercise of Azur Options) (the “Conversion Time”), Azur shall procure that the number of Azur Ordinary Shares that will continue to be held by each holder of Azur Ordinary Shares shall be equal to the number of Azur Ordinary Shares held by such holder as of the Conversion Time multiplied by the Azur Conversion Ratio, rounded up to the nearest whole number, and the balance of all other Azur Ordinary Shares held by such holder shall be converted into the dollar deferred shares forming part of the share capital of Azur as more particularly described in the Articles of Association of Azur and cancelled for nil consideration.

After the close of trading on NASDAQ on the day prior to the Closing Date and prior to the Conversion Time Azur shall deliver to Jazz a certificate, executed by a duly authorized officer of Azur, setting forth the number of : (a) outstanding Azur Ordinary Shares; (b) shares issuable pursuant to Azur Options exercised effective as of immediately prior to the Conversion Time; and (c) shares issuable pursuant to Exercised Azur 2011 Options, in each case that will be outstanding as of the Closing. After the close of trading on NASDAQ on the day prior to the Closing Date and prior to the Conversion Time Jazz shall deliver to Azur a Consideration Spreadsheet that includes the input information required to calculate the Jazz Fully Diluted Shares (and the other defined terms that flow through such definition), together with a certificate, executed by a duly authorized officer of Jazz that the input information included in such Consideration Spreadsheet relating to Jazz is accurate as of the Closing.

Definitions:

Capitalized terms used but not defined in this Exhibit shall have the meanings given to them in the Merger Agreement to which Schedule I (including this Exhibit A thereto) is a Schedule. The “Consideration Spreadsheet” means the Excel spreadsheet sent by email from Jennifer DiNucci to Reb Wheeler on January 13, 2012 at 9:53 am Pacific Time which implements this Exhibit A and which will be used to calculate the Azur Conversion Ratio at the Conversion Time, using the information provided by Azur and Jazz pursuant to the preceding paragraph. Following the defined terms are references to the cell(s) of the Consideration Spreadsheet reflecting such defined term as a mathematical formula or, if not a formula, as an input. References are to the page, column and row of the Consideration Spreadsheet such that “Consideration Spreadsheet Summary D54” refers to the “Summary” page, column D, row 54 of the Consideration Spreadsheet.

“Azur Conversion Ratio” shall mean the Azur Eligible Shares divided by the Azur Fully Diluted Eligible Shares. See Consideration Spreadsheet Summary D54.

“Azur Eligible Shares” shall mean the Aggregate Post-Closing Azur Shares minus the Jazz Fully Diluted Shares. See Consideration Spreadsheet Summary B54.

“Aggregate Post-Closing Azur Shares” shall mean the Jazz Fully Diluted Shares divided by 79.9%, rounded up to the nearest whole number. See Consideration Spreadsheet Summary B55.

EXHIBIT A

“Jazz Fully Diluted Shares” shall mean the sum of the number of: (a) shares of Jazz Common Stock plus (b) Jazz Phantom Shares plus (c) shares of Jazz Common Stock issuable pursuant to Jazz Stock Awards plus (d) Jazz Aggregate Net Options plus (e) Jazz Aggregate Net Warrants plus (f) Jazz Aggregate Net ESPP Shares, in each case that will be outstanding as of the Closing plus (g) the number of shares of Jazz Common Stock that were withheld (and not issued) to satisfy the tax withholding obligations triggered by the exercise of Jazz Options during a period commencing on October 25, 2011 and ending on the Effective Time. See Consideration Spreadsheet Summary B53 and B25.

“Jazz Aggregate Net Options” shall mean the aggregate Jazz Net Options. See Consideration Spreadsheet Summary B13; Options C66. For purposes of computing the Jazz Aggregate Net Options, the Jazz Net Options with respect to all outstanding Jazz Options having the same per share exercise price shall first be aggregated and rounded up to the nearest whole number. All such rounded amounts shall then be aggregated to determine the total Jazz Aggregate Net Options.

“Jazz Net Options” shall mean, as to each outstanding Jazz Option, a number equal to (a) (i) the amount, not to be less than zero, by which the Jazz Closing Price exceeds the per share exercise price of such Jazz Option multiplied by (ii) the number of shares of Jazz Common Stock subject to such Jazz Option divided by (b) the Jazz Closing Price. See Consideration Spreadsheet Options C3-65.

“Jazz Closing Price” shall mean the closing price of a share of Jazz Common Stock on NASDAQ on the last trading day prior to the Closing Date. See Consideration Spreadsheet Summary B3.

“Jazz Aggregate Net Warrants” shall mean the aggregate Jazz Net Warrants. See Consideration Spreadsheet Summary B18; Warrants C6. For purposes of computing the Jazz Aggregate Net Warrants, the Jazz Net Warrants with respect to all outstanding Jazz Warrants having the same per share exercise price shall first be aggregated and rounded up to the nearest whole number. All such rounded amounts shall then be aggregated to determine the total Jazz Aggregate Net Warrants.

“Jazz Net Warrants” shall mean as to each outstanding Jazz Warrant, a number equal to (a) (i) the amount, not to be less than zero, by which the Jazz Closing Price exceeds the per share exercise price of such Jazz Warrant multiplied by (ii) the number of shares of Jazz Common Stock subject to such Jazz Warrant divided by (b) the Jazz Closing Price. See Consideration Spreadsheet Warrants C3-6.

“Jazz Aggregate Net ESPP Shares” shall mean the aggregate Jazz Net ESPP Shares. See Consideration Spreadsheet Summary B23; ESPP E11.

“Jazz Net ESPP Shares” shall mean with respect to each ongoing Offering (as defined in the Jazz ESPP) under the Jazz ESPP, a number equal to (a) (i) the amount by which the Jazz Closing Price exceeds the ESPP Purchase Price for such Offering multiplied by (ii) the number of Gross

EXHIBIT A

ESPP Shares purchasable in such Offering divided by (b) the Jazz Closing Price, rounded up to the nearest whole number. See Consideration Spreadsheet Summary B23; ESPP E6-9.

“ESPP Purchase Price” shall mean, for each ongoing Offering under the Jazz ESPP, the purchase price as determined pursuant to the Jazz ESPP assuming for such purpose that the Closing Date is the Purchase Date with respect to such Offering (as defined in the Jazz ESPP). See Consideration Spreadsheet ESPP B6-9.

“Gross ESPP Shares” shall mean as to each Offering under the Jazz ESPP, the ESPP Contribution Amount divided by the ESPP Purchase Price, rounded up to the nearest whole number. See Consideration Spreadsheet ESPP D6-9.

“ESPP Contribution Amount” shall mean, as to each ongoing Offering under the Jazz ESPP, the aggregate Contributions (as defined in the Jazz ESPP) accumulated from all Participants (as defined in the Jazz ESPP) in each such Offering as of the Closing Date. See Consideration Spreadsheet ESPP C6-9.

“Azur Fully Diluted Eligible Shares” shall mean the sum of the number of (a) outstanding Azur Ordinary Shares plus (b) shares issued pursuant to Azur Options exercised effective as of a time prior to the Closing (not already included in “(a)”) minus (c) shares issued pursuant to Exercised Azur 2011 Options (and included in “(a)” or “(b)”), in each case that will be outstanding as of the Closing. See Consideration Spreadsheet Summary B34.

“Exercised Azur 2011 Options” shall mean Azur Ordinary Shares issued pursuant to Azur Options granted on or after January 1, 2011 that have been exercised prior to the Closing (including any such options exercised effective as of any time prior to the Closing). See Consideration Spreadsheet Summary B32.

EXHIBIT A